Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Anheuser-Busch InBev SA/NV of our report dated March 14, 2016, relating to the consolidated financial statements of Ambev S.A. and subsidiaries (the “Company”) for the year ended December 31, 2015, appearing in the Annual Report on Form 20-F of Anheuser-Busch InBev SA/NV for the year ended December 31, 2017. The consolidated financial statements of the Company are not separately presented in Anheuser-Busch InBev SA/NV’s Annual Report on Form 20-F for the year ended December 31, 2017.

March 19, 2018

/s/ DELOITTE TOUCHE TOHMATSU
Auditores Independentes